Exhibit 99.2

Scalar, LLC 874 E Pioneer Road Draper, UT 84020 November 20, 2023

The Board of Directors

BYTE Acquisition Corp.
445 Park Avenue, 9th Floor
New York, NY 10022

Re:	Registration Statement on Form S-4 of BYTE Acquisition Corp.

Members of the Board:

Scalar, LLC (“Scalar”) hereby consents to (i) the inclusion of our opinion letter dated June 26, 2023 (the “Opinion”) to the Board of Directors of BYTE Acquisition Corp. (“BYTS”) as Annex H to the proxy statement/prospectus that is being filed on the date hereof with the Securities and Exchange Commission in connection with the proposed merger involving BYTS, BYTE Merger Surb, Inc. (a wholly owned subsidiary of BYTS), and Airship AI Holdings, Inc., (the “Registration Statement”), (ii) the references therein to Scalar and (iii) the inclusion therein of (a) the summaries of and excerpts from the Opinion, (b) the description of certain financial analyses and (c) certain terms of our engagement by BYTS. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

By giving such consent, Scalar does not thereby admit that we are experts with respect to any part of such proxy statement/prospectus within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ SCALAR, LLC